Exhibit 99.1

Ingles Markets, Incorporated Reports Sales and Net Income for First Quarter Fiscal 2019

ASHEVILLE, N.C.--(BUSINESS WIRE)--February 7, 2019--Ingles Markets, Incorporated (NASDAQ: IMKTA) today reported higher sales and pretax income for the three months ended December 29, 2018, compared with the three months ended December 30, 2017. Total sales rose 4.7% over the comparative quarters. Pretax income totaled $28.1 million for the quarter ended December 29, 2018, 10.9% higher than pretax income of $25.4 million for the quarter ended December 30, 2017. The December 2017 quarter included a reduction in non-cash deferred tax expense from changes to federal income tax law, resulting in higher net income for the December 2017 quarter compared with the current quarter.

Robert P. Ingle II, Chairman of the Board, stated, “We had a successful first quarter and holiday season due to the dedication and hard work from all our associates. We also made significant investments in our Company that will benefit many future periods.”

First Quarter Results

Net sales totaled $1.06 billion for the quarter ended December 29, 2018, compared with $1.01 billion for the quarter ended December 30, 2017, an increase of $48.1 million. Comparable store sales, excluding gasoline, increased 3.9%. Gasoline gallons sold and the price per gallon increased comparing the December 2018 quarter with the December 2017 quarter. The number of customer transactions (excluding gasoline) and the comparable average transaction size (excluding gasoline) increased compared with the same quarter last year.

Gross profit for the December 2018 quarter rose to $258.4 million, or 24.3% of sales. Gross profit for the December 2017 quarter was $244.7 million, also 24.1% of sales. Operating and administrative expenses for the December 2018 quarter totaled $218.7 million, compared with $208.8 million for the December 2017 quarter. Increased personnel costs accounted for much of the increase, influenced by increased sales and by continued high demand for labor.

Interest expense totaled $12.2 million for the three-month period ended December 29, 2018, compared with $11.5 million for the three-month period ended December 30, 2017. Total debt at the end of December 2018 was $880.0 million, compared with $890.5 million at the end of December 2017. Market interest rates have been rising steadily over the past twelve months.

Net income totaled $22.2 million for the quarter ended December 29, 2018, compared with $45.1 million for the quarter ended December 30, 2017. During last year’s first quarter, the Company recognized a $26.7 million deferred tax benefit from the December 2017 reduction in the federal income tax rate. This year’s quarter contains no such benefit.

Basic and diluted earnings per share for Class A Common Stock were $1.12 and $1.09, respectively, for the quarter ended December 29, 2018, compared with $2.29 and $2.23 per share, respectively, for the quarter ended December 30, 2017. Basic and diluted earnings per share for Class B Common Stock were each $1.02 for the quarter ended December 29, 2018, compared with $2.08 per basic and diluted Class B share for the quarter ended December 30, 2017.

Capital expenditures totaled $71.0 million for the December 2018 quarter, compared with $56.8 million for the December 2017 quarter. The increase is primarily attributable to the purchase of a shopping center where the Company had been leasing a store. Total fiscal 2019 capital expenditures are expected to be between $140 million and $180 million.

The Company currently has a line of credit totaling $175.0 million, of which $149.4 million is currently available. The Company believes its financial resources, including this line of credit and other internal and anticipated external sources of funds, will be sufficient to meet planned capital expenditures, debt service and working capital requirements for the foreseeable future.

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events, except as required by law. Ingles’ actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles’ operating area, pricing pressures, increased competitive efforts by others in Ingles’ marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2018 Form 10-K.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 200 supermarkets. In conjunction with its supermarket operations, the Company operates neighborhood shopping centers, most of which contain an Ingles supermarket. The Company also owns a fluid dairy facility that supplies Company supermarkets and unaffiliated customers. The Company's Class A Common Stock is traded on The NASDAQ Stock Market's Global Select Market under the symbol IMKTA. For more information, visit Ingles' website at www.ingles-markets.com.

INGLES MARKETS, INCORPORATED
(Amounts in thousands except per share data)

Unaudited Financial Highlights
Condensed Consolidated Statements of Income (Unaudited)

	Quarter Ended
	December 29,	December 30,
	2018	2017
Net sales	$1,061,837	$1,013,786
Gross profit	258,411	244,660
Operating and administrative expenses	218,685	208,828
(Loss) gain from sale or disposal of assets	(262)	57
Income from operations	39,464	35,889
Other income, net	895	954
Interest expense	12,212	11,452
Pretax Income	28,147	25,391
Income tax expense (credit)	5,995	(19,756)
Net income	$22,152	$45,147

Basic earnings per common share – Class A	$1.12	$2.29
Diluted earnings per common share – Class A	$1.09	$2.23
Basic earnings per common share – Class B	$1.02	$2.08
Diluted earnings per common share – Class B	$1.02	$2.08

Additional selected information:
Depreciation and amortization expense	$27,817	$27,990
Rent expense	$3,163	$3,283

Condensed Consolidated Balance Sheets (Unaudited)

	December 29,	September 29,
	2018	2018
ASSETS
Cash and cash equivalents	$14,099	$10,537
Receivables-net	73,234	70,057
Inventories	374,922	372,196
Other current assets	26,534	43,954
Property and equipment-net	1,341,154	1,303,044
Other assets	25,820	25,123
TOTAL ASSETS	$1,855,763	$1,824,911

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$12,801	$12,848
Accounts payable, accrued expenses and current portion of other long-term liabilities	241,917	247,290
Deferred income taxes	78,759	74,461
Long-term debt	867,131	852,740
Other long-term liabilities	40,500	42,158
Total Liabilities	1,241,108	1,229,497
Stockholders' equity	614,655	595,414
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,855,763	$1,824,911

CONTACT:
Ron Freeman
Chief Financial Officer
(828) 669-2941 (Ext. 223)